EXHIBIT 99.1
Contact:
Laurie W. Little
Valeant Pharmaceuticals
949-461-6002
VALEANT PHARMACEUTICALS ANNOUNCES NEW CEO AND CHAIRMAN
— J. Michael Pearson Appointed CEO and Chairman —
— Timothy C. Tyson Resigns as CEO and Director —
     ALISO VIEJO, Calif., February 4, 2008 — Valeant Pharmaceuticals International (NYSE:VRX) announced today that it has appointed J. Michael Pearson to the position of Chief Executive Officer of the Company, effective February 1, 2008, following the resignation of Timothy C. Tyson as President, Chief Executive Officer and a Director of the Company. In addition, Robert A. Ingram will step down as Valeant’s current Chairman of the Board, but will remain on the Board as the Lead Director. Pearson will assume the role of Chairman of the Board of Directors of Valeant, effective immediately.
     “On behalf of the Board of Directors, I want to thank Tim for his dedication and contributions to Valeant,” stated Robert Ingram. “Tim’s steady leadership has been critical to the development of the Company and the many changes that have taken place over the past six years. I am pleased that he has agreed to serve as a consultant during this upcoming transition period and I wish him well in his future endeavors.”
     Ingram further said, “We are very fortunate to be able to hire Mike as our new CEO as he has significant management experience and a keen understanding of the specialty pharmaceutical space. We believe that Mike has the business acumen and the leadership skills to fully realize the potential of Valeant’s portfolio and people. The Board is confident that Mike is the right person to lead Valeant going forward.”
     “I am excited and honored to be joining Valeant,” stated J. Michael Pearson, newly appointed Chief Executive Officer and Chairman of the Board. “I believe in Valeant’s long-term potential and I look forward to working with this team to forge the road ahead.”
     About J. Michael Pearson
     Prior to Valeant, J. Michael Pearson was a Director at McKinsey & Company. Over a 23-year career, he worked with leading CEOs and was an integral driver of major turnarounds, acquisitions, and corporate strategy. Within McKinsey, he held positions including: McKinsey’s Board of Directors, head of the global Pharmaceutical Practice and head of McKinsey’s mid-

Atlantic region. Pearson holds a BS and BSE from Duke University, graduating Summa Cum Laude and Phi Beta Kappa, and earned his MBA from the University of Virginia, winning the Shermet Award. He is also an Eagle Scout. He has been married for 18 years and has 4 sons.
     Pearson’s compensation package is directly linked to the performance of Valeant. His awards are consistent with best practice and provide a strong and direct link to the company’s future. In addition, he will be personally purchasing a minimum of $3 million in Company stock.
     About Valeant
     Valeant Pharmaceuticals International (NYSE:VRX) is a global specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of neurology, infectious disease and dermatology. More information about Valeant can be found at www.valeant.com.
     FORWARD-LOOKING STATEMENTS
     This press release contains forward-looking statements within the meaning of the federal securities laws relating to expectations, plans or prospects for Valeant. These statements are based upon the current expectations and beliefs of Valeant’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond Valeant’s control, and the risk factors and other cautionary statements discussed in Valeant’s filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on any of the forward-looking statements in this press release, which speak only as of the date of this press release. Valeant undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.
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